Exhibit 4.17

Conversion Loan Agreement

Prepared and signed in Tel Aviv on February 23, 2023

between

HUB CYBER SECURITY LTD

(hereinafter: “the Borrower” or “the Company”)

and

SHAYAN LP
CO -113064

(hereinafter: “the Lender”)

Hereinafter collectively: “The Parties”

Whereas	the Company is a public company whose shares and warrants are listed for trading on the Tel Aviv Stock Exchange, and as detailed in their reports, the trading in its shares and tradable warrants is expected to be transferred to NASDAQ as part of a merger with a SPAC (Mount Rainer Acquisition Corp).

Whereas	the Lender is a hedge fund company registered in the Cayman Islands.

Whereas	the Borrower asked the Lender to place the loan in their favor (as defined below) so that it can be provided to the Hub Cyber Security Ltd. (hereinafter: “Hub”) to finance their activities;

Whereas	the Lender agreed to grant the loan to the Borrower, as detailed and subject to the terms of this Agreement below;

Whereas	the Parties wish to put in writing the agreements and legal relations between them in connection with the loan, the manner of its provision and repayment;

Therefore, it was agreed, declared, and stipulated between the Parties as follows:

1.	General

1.1.	The introduction to this letter of undertaking is an integral part thereof.

1.2.	The headings of the sections in this letter of undertaking are for convenience only, and are not binding and will not be used for interpretation purposes.

1.3.	Terms not defined in this letter of undertaking shall have the interpretation and meaning given to them in the Companies Law, 5759-1999 or the Securities Law, 5728-1968 (hereinafter: “Securities Law”) as the case may be.

2.	Declaration of the Company

The Company hereby declares, confirms and undertakes as follows:

2.1.	That the Company can meet their obligations and repay the loan under the conditions and dates set forth in this Agreement.

2.2.	That entering into this Agreement and executing it are not in conflict with their incorporation documents or any agreement to which the Borrower is a party and/or in conflict with any charge applicable to it, either by law or by agreement, and there is no impediment on their part to fulfilling their obligations in this Agreement or to carry out its provisions.

2.3.	That entering into this Agreement and its execution, including the acceptance of the loan, was approved by all the entities of the Borrower, whose approval is required by law and/or the basic documents of the Borrower for the purpose of this engagement.

2.4.	The signatories on their behalf who sign this Agreement or any of its appendices, as the case may be, are entitled and authorized to do so.

3.	The Loan

3.1.	At the time of the signing this Agreement and its entry into force, the Lender provides the Borrower with a loan for a period of up to 24 months in the amount of NIS 10,000,000 (in other words: ten million NIS) in exchange for the issuance of a bond (hereinafter: “the Loan”). The Loan will be issued by bank transfer to the Borrower’s account detailed below:

Bank	Leumi
Account Name	Hub Cyber Security Ltd
Account Number	XXX
IBAN	XXX
SWIFT	XXX

3.2.	The Loan will be repaid by the Borrower in one payment after 24 months from the date of signing this Agreement (hereinafter: “Loan Repayment Date”), through a bank transfer to the Lender’s account as detailed below:

Bank	Valley National Bank
Account Name	SHAYNA LP
Account Number	XXX
IBAN
SWIFT	XXX

3.3.	The loan will not bear any interest or linkage differences.

3.4.	Any payment in arrears will incur arrears interest at the rate of 8% starting from the date designated for its payment until its actual payment.

3.5.	The Lender reserves the right to demand from the Company in a written notice (hereinafter: “the Conversion Notice”), to repay the loan by converting it into company shares, according to a conversion rate that is 35% lower than the average price of the Company’s stock during the five trading days preceding the date of the conversion notice.

3.6.	In addition to the aforementioned allocation of shares, the Lender will be allocated, without additional consideration, an amount of options in the same amount as the number of the Company’s shares that will be allocated to the Lender (for the avoidance of doubt, for each share the Lender will additionally receive one option), at an exercise rate equal to the price determined for the allocation of the shares, as detailed in Section 3.5 above, exercisable up to 36 months from the date of signing the contract. For the avoidance of doubt, for each share to which the Lender is entitled, the aforementioned is entitled to one option. The exercise rate of the option will be the same as the rate at which the share was issued to the Lender.

3.7.	The Company undertakes to register the shares under this Agreement for trading within 45 days from the date of the transfer of the money, subject to any law.

4.	Immediate Repayment

Without detracting from any right available to the Lender in accordance with the provisions of this Agreement and/or according to law, it is hereby agreed that in the event of one or more of the cases listed below, the Lender may demand the Loan to be repaid immediately, realize collaterals and carry out any procedure, including legal procedures, as it deems appropriate and as the law allows, all this at the Lender’s sole discretion (hereinafter: “Immediate Repayment”):

4.1.	The Borrower did not comply with their obligations and/or statements according to this Agreement;

4.2.	A request for liquidation and/or a request for the appointment of a receiver and/or a request to freeze proceedings against the Borrower and/or their assets was submitted and the request was not canceled and/or deleted and/or rejected within 14 (fourteen) days from the date it was submitted.

4.3.	An asset receiver (temporary or permanent) and/or a trustee and/or a special manager and/or a liquidator (temporary or permanent) or any other official was appointed for the Borrower, and these appointments have not been canceled within 30 (thirty) days from the date of the appointment.

4.4.	A liquidation order has been issued against the Borrower or a decision on voluntary liquidation has been accepted by the shareholders’ meeting.

4.5.	A lien has been imposed on any of the Borrower’s assets and/or rights, which might prevent and/or impair the Borrower’s ability to fulfill their obligations under this Agreement, and the lien has not been removed within 45 days.

4.6.	The Borrower have stopped their activity for a period exceeding 30 days or (as the case may be).

4.7.	There is a real concern that the Borrower will not be able to meet their obligations under this Agreement.

4.8.	The Borrower became a “restricted customer” as defined in the Checks Without Cover Law, 5740-1980, or if any of the Borrowers’ accounts become a “restricted account” as defined in this law.

5.	General

5.1.	The Borrower undertakes to bear any tax and/or levy and any payment and/or expense of any kind and type to the extent applicable in connection with this Agreement.

5.2.	Delay or abstention on the part of any of the Parties from exercising or enforcing any of their rights according to this Agreement, will not be considered as a waiver or as a prevention on their part from using their rights in the future, and they will be entitled to use their rights, all or some of them, whenever they see fit.

5.3.	This agreement embodies and exhausts everything agreed between the Parties in relation to the Borrower and the Lender and upon their signing of the Agreement, it cancels any representation of understanding or commitment, including any written document, made between the Parties prior to their signing in connection with this Agreement.

5.4.	Any change or addition to this Agreement will not be valid unless made in writing and signed by all parties relevant to the change or addition.

5.5.	This Agreement will be governed by the laws of the State of Israel and will be interpreted in accordance with them. The unique and exclusive local jurisdiction regarding this Agreement will be in the competent court in the city of Tel-Aviv-Yafo.

5.6.	For the purposes of this Agreement, the addresses of the Parties shall be as stated in the introduction to this Agreement. Any notice sent by one party to the Agreement to the other to the address specified above will be considered as a notice received on the relevant date specified below: if sent by registered mail – within 72 hours from the date of mailing; if delivered by hand – on the date of delivery; if transmitted by fax or email – on the date of the transmission provided that its receipt was confirmed by the other party.

6.	Miscellaneous

6.1.	The Lender and the Company shall cooperate with each other, perform actions, sign documents and appear before entities and/or authorities after the date of signing this irrevocable commitment as may be reasonably required for the purpose of implementing the provisions of this irrevocable commitment.

6.2.	Each of the Parties will bear their own legal and other expenses and tax consequences if and to the extent that they apply to them as a result of the realization of this irrevocable commitment.

6.3.	The laws of the State of Israel will apply to this Agreement and to all actions arising from it.

6.4.	Any dispute between the Parties in connection with this Agreement, its interpretation, its violation and/or cancellation will be submitted for the decision of the competent courts in Tel Aviv Yafo only, they have been granted exclusive jurisdiction in relation to any such dispute.

HUB Cyber Security Ltd.		SHAYNA LP

/s/ Uzi Moskovich		Shayna, LP
By:	Uzi Moskovich	Cayman Islands
Title:	Chief Executive Office	CO-113064

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